Exhibit 99.1

Board of Directors
Midwest Holding Inc.
8101 "0" Street Suite 101
Lincoln, NE 68510

Gentlemen:

I have been on the Midwest Holding Board close to ten years now. With a combination of the fortunate, or unfortunate aging process, and the rapid changes in every business today, I can sense a declining ability to represent the stockholders as well as I would like. That, along with three grandchildren whom overlook my defects. For those reasons, this letter is my official notification of my resignation from the Board of Directors of Midwest Holding Inc. and all other positions held within that company. Effective as of the Fifth day of April 2013.

Sincerely,

/s/ John C. Osborne

John C. Osborne